Exhibit 99.2

Coty Inc. Names Elio Leoni Sceti as Chief Executive Officer

Seasoned Global Leader in the Consumer Category to Assume CEO Role

Bart Becht to Remain Chairman

NEW YORK, APRIL 20, 2015 – Coty Inc. (NYSE: COTY) announced today that Elio Leoni Sceti, a seasoned fast-moving consumer goods executive, will join Coty as Chief Executive Officer. Bart Becht, Coty’s current interim CEO and Chairman, will remain Chairman following the transition.

Mr. Leoni Sceti brings a proven track record of devising and executing corporate strategies to build global brands and achieve strong financial results at consumer-oriented companies ranging from EMI Music to the Iglo Group, where he currently serves as CEO. At the Iglo Group, Europe’s leading frozen food company, he worked closely with colleagues to successfully reframe the company’s growth and investment models behind the “Better Meals Together” strategy, turning the market share trends on its core Birds Eye, Iglo and Findus brands. Under his leadership, Iglo captained an industry redefining Corporate Social Responsibility program, centered on the benefit of freezing to reduce food waste.

As CEO of EMI Music, he combined his passion for global consumer branding and media with the love the music industry has for creative talent, successfully returned the company to revenue growth and expanded profit margins, reversing previous declines. He led EMI’s transformation from a traditional record label into a consumer-led music company, helping achieve the global success of established and new artists, such as Coldplay, Katy Perry and David Guetta, and building the global reach of catalogue masterpieces like the digital remaster of the Beatles full collection. Mr. Leoni Sceti also worked for P&G and subsequently for 16 years in various marketing and senior leadership roles at Reckitt Benckiser (RB), where he oversaw both the North American, European and Global Categories during his tenure and consistently outperformed the industry in terms of both revenue and profit growth.

“We are extremely pleased to welcome Elio to the top position at Coty,” said Mr. Becht. “Elio’s significant experience and proven track record in building successful, global brands will be a tremendous asset to Coty as it continues to enhance its position in the Global Beauty industry. I have known Elio on a professional level for many years, dating back to our days together at RB, and I firmly believe he is the right leader to oversee the next stage of Coty’s development.”

“I am honored and excited to be joining Coty at this important juncture in the company’s growth,” said Mr. Leoni Sceti. “Coty combines my love for building global brands with a passion for innovation and great products that connect with consumers at an emotional level. I believe there is an incredible opportunity to build upon Coty’s established, leading global platform throughout the world, and I look forward to working with all the company’s employees to build upon the amazing collection of Coty global brands and beauty platforms.”

“I am also thrilled to be working again with Bart as my Chairman at Coty. I hugely respect Bart’s vision and guidance, and look forward to working with him. I am very much looking forward to taking Coty to new heights.”

As CEO of Coty, Mr. Leoni Sceti, whose official start date will be July 1st, 2015, will be responsible for overseeing the growth of the company’s portfolio of leading brands in the fragrances, color cosmetics and skin and body care categories. His expertise in effectively managing multiple global businesses across several industries will serve as a significant asset for Coty, as the company’s leading brands are now sold in more than 130 countries and territories.

Mr. Leoni Sceti, 49, is currently an independent member of the board of directors of Anheuser-Busch InBev and he will remain as a non-executive board member of Iglo Group. He serves as Chairman of Beamly, a social and content discovery platform around television, and as Chairman of LSG Holdings, an investment and advisory boutique. Mr. Leoni Sceti is also a counselor at One Young World, a global forum bringing together future leaders from more than 160 countries.

About Coty Inc.

Coty is a leading beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such global brands as adidas, Calvin Klein, Chloe, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

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